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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

HOOVER'S, INC.

(Name of Issuer)

COMMON STOCK, $.01 PAR VALUE

(Title of Class of Securities)

4393211100

(Cusip Number)

February 14, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☒ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: KNOWLEDGE NET HOLDINGS, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: NETNEXT, INC.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: NEXTERA ENTERPRISES, INC.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: NEXTERA ENTERPRISES HOLDINGS, INC.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0%

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: KNOWLEDGE ENTERPRISES, INC.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: KNOWLEDGE UNIVERSE, INC.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: KNOWLEDGE UNIVERSE II LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: KNOWLEDGE UNIVERSE, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: ET HOLDINGS, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: ET CONSOLIDATED, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: HAMPSTEAD ASSOCIATES, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: MOLLUSK HOLDINGS, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: CEPHALOPOD CORPORATION		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: CO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: LAWRENCE INVESTMENTS, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: MICHAEL R. MILKEN		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: IN

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: LOWELL J. MILKEN		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: IN

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: RIDGEVIEW ASSOCIATES, LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: OO

13G
CUSIP No. 4393211100

1.	Name of Reporting Person: LAWRENCE J. ELLISON		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 476,190

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 476,190

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 476,190

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.0%(1)

12.	Type of Reporting Person: IN

13G

Item 1.
	(a)	Name of Issuer:
Hoover's, Inc.
	(b)	Address of Issuer's Principal Executive Offices:
5800 Airport Boulevard Austin, TX 78752

Item 2.
	(a)	Name of Person Filing:
See Attachment A
	(b)	Address of Principal Business Office or, if none, Residence:
1250 Fourth Street Santa Monica, California 90401
	(c)	Citizenship:
See Attachment A
	(d)	Title of Class of Securities:
Common Stock, par value $.01 per share
	(e)	CUSIP Number:
4393211100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

13G

Item 4.	Ownership.
(a) Amount beneficially owned:
476,190 shares of Common Stock
(b) Percent of class:
3.0%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
0
(ii) Shared power to vote or to direct the vote:
476,190
(iii) Sole power to dispose or to direct the disposition of:
0
(iv) Shared power to dispose or to direct the disposition of:
476,190

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

See Attachment A

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certification.

Not Applicable

13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 14, 2003

Company Name(s):

KNOWLEDGE NET HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Manager

NETNEXT, INC., a Delaware corporation

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

NEXTERA ENTERPRISES, INC., a Delaware corporation

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

NEXTERA ENTERPRISES HOLDINGS, INC., a Delaware corporation

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

Footnotes:

(1) Based on 15,628,570 shares of common stock of Hoover's, Inc. outstanding as of December 31, 2002, as reported by Hoover's, Inc. in its Quarterly Report on Form 10-Q filed on February 3, 2003, and computed in accordance with Rule 13d-3(d)(1).

KNOWLEDGE ENTERPRISES, INC., a Delaware corporation

By:	/s/ Ralph Finerman
Name:	Ralph Finerman
Title:	Secretary

KNOWLEDGE UNIVERSE, INC., a Delaware corporation

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

KNOWLEDGE UNIVERSE II LLC, a Delaware limited liability company

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

KNOWLEDGE UNIVERSE, L.L.C., a Delaware limited liability company

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Secretary

ET HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Assistant Secretary

ET CONSOLIDATED, L.L.C., a Delaware limited liability company

By:	/s/ Stanley E. Maron
Name:	Stanley E. Maron
Title:	Assistant Secretary

HAMPSTEAD ASSOCIATES, L.L.C., a Delaware limited liability company

By: RIDGEVIEW ASSOCIATES, LLC, a California limited liability company Its: Manager

By:	/s/ Michael R. Milken
Name:	Michael R. Milken
Title:	Manager

MOLLUSK HOLDINGS, LLC, a California limited liability company

By: CEPHALOPOD CORPORATION Its: Manager

By:	/s/ Philip B. Simon
Name:	Philip B. Simon
Title:	President

CEPHALOPOD CORPORATION, a California Corporation

By:	/s/ Philip B. Simon
Name:	Philip B. Simon
Title:	President

LAWRENCE INVESTMENTS, LLC, a California limited liability company

By:	/s/ Philip B. Simon
Name:	Philip B. Simon
Title:	President

RIDGEVIEW ASSOCIATES, LLC, a California limited liability company

By:	/s/ Michael R. Milken
Name:	Michael R. Milken
Title:	Manager

MICHAEL R. MILKEN, an individual

By:	/s/ Michael R. Milken
Name:	Michael R. Milken

LOWELL J. MILKEN, an individual

By:	/s/ Lowell J. Milken
Name:	Lowell J. Milken

LAWRENCE J. ELLISON, an individual

By:	/s/ Philip B. Simon
Name:	Lawrence J. Ellison
by Philip B. Simon his attorney-in-fact

Attachment A

     This Amendment No. 1 to Schedule 13G is being filed by Knowledge Net Holdings, L.L.C., a Delaware limited liability company, NetNext, Inc., a Delaware corporation, Nextera Enterprises, Inc., a Delaware corporation, Nextera Enterprises Holdings, Inc., a Delaware corporation, Knowledge Enterprises, Inc., a Delaware corporation, Knowledge Universe, Inc., a Delaware corporation, Knowledge Universe II LLC, a Delaware limited liability company, Knowledge Universe, L.L.C., a Delaware limited liability company, ET Holdings, L.L.C., a Delaware limited liability company, ET Consolidated, L.L.C., a Delaware limited liability company, Hampstead Associates, L.L.C., a Delaware limited liability company, Mollusk Holdings, LLC, a California limited liability company, Cephalopod Corporation, a California corporation, Lawrence Investments, LLC, a California limited liability company, Michael R. Milken, an individual and U.S. citizen, Lowell J. Milken, an individual and U.S. citizen, Ridgeview Associates, LLC, a California limited liability company and Lawrence J. Ellison, an individual and U.S. citizen.